Filed under Rule 424(b)(3), Registration Statement No. 333-13160
Pricing Supplement No. 91 — Dated Monday, June 30 2003 (To: Prospectus Dated February 28, 2001 and Prospectus Supplement Dated June 08, 2001)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8PFO	$2,420,000.00	100.000%	.400%	$2,410,320.00	2.150%	semi-annual	07/15/2005	01/15/2004	$11.47	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8PG8	$2,726,000.00	100.000%	.625%	$2,708,962.50	2.750%	monthly	07/15/2006	08/15/2003	$3.21	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8PH6	$4,984,000.00	100.000%	1.000%	$4,934,160.00	3.900%	semi-annual	07/15/2008	01/15/2004	$20.80	yes

Redemption Information: Non-Callable

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP	Principal		Gross	Net	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Rate	Frequency	Date	Date	Amount	Option

2338E8PJ2	$53,353,000.00	100.000%	2.000%	$52,285,940.00	6.000%	quarterly	07/15/2018	10/15/2003	$17.00	yes

Redemption Information: Callable at 100.000% on -7/15/2006 and every coupon date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup, Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.
The DaimlerChrysler North America InterNotes will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring 07/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation
1000 Chrysler Drive
Auburn Hills MI 48326-2766
$4,000,000,000.00
DaimlerChrysler North America InterNotes

Trade Date: Monday, June 30, 2003 @ 12:00 PM ET
Settle Date: Thursday, July 03, 2003
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0262 via BNY Clearing Services, LLC

§ If the maturity date or an interest payment date for any note is not a business day (as term is defined in prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes® is the trade mark of INCAPITAL, LLC. All Rights Reserved.